EMERSON NAMES JAMES TURLEY TO
BOARD OF DIRECTORS
ST. LOUIS, July 11, 2013 – James S. Turley, retired chairman and chief executive officer of Ernst & Young, one of the largest professional services organizations in the world, has been elected to Emerson’s (NYSE:EMR) board of directors, Chairman and CEO David N. Farr announced today.
Turley had served as chairman and CEO of Ernst & Young since 2001, and retired this year. He joined the company in 1977 as a member of the firm’s Houston office, and over the years he has held a series of leadership positions. Based in New York and London, he also served as senior advisory partner for many of Ernst & Young’s largest global clients.
“Jim has an excellent financial background, broad business experience in global economics and an intense focus on quality,” Farr said. “His initiative, business insight and integrity will be great assets to Emerson shareholders as we drive growth in our businesses and leadership in the industries we serve around the world.”
Turley previously served as Metropolitan New York Area Managing Partner of Ernst & Young LLP in 1998 and was appointed Deputy Chairman in 2000. As chairman, he actively worked to enhance the public’s trust in financial services firms and in the quality of financial reporting, and has been a driving force on key issues in the industry, including global auditing standards and global governance.
In addition, Turley will serve as a member of the Audit Committee and the Corporate Governance and Nominating Committee.

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Turley holds an undergraduate degree and a master's in accounting from Rice University. He serves on the Board of Directors of the Boy Scouts of America and the Board of Trustees for Rice University, and is chair of the National Corporate Theatre Fund. He also serves on President Obama's Export Council. He was on the board of Catalyst from 2001-2013, serving as its Chair from 2009-2013, and until his retirement was a member of the Business Roundtable and IBLAC (International Business Leaders Advisory Council for the Mayor of Shanghai), and was co-chair of Russia's Foreign Investment Advisory Council. He also chaired the Governing Board of the U.S. Center for Audit Quality from 2007-2011. Turley also recently joined the board of Citigroup.

About Emerson
Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets around the world.  The company is comprised of five business segments:  Process Management, Industrial Automation, Network Power, Climate Technologies, and Commercial & Residential Solutions.  Sales in fiscal 2012 were $24.4 billion.  For more information, visit www.Emerson.com.
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